EXHIBIT 99.1

Investor Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285
Affymetrix Announces Preliminary Revenue for Third Quarter 2012
Santa Clara, Calif., October 8, 2012 - Affymetrix, Inc. (Nasdaq: AFFX) today reported that based on preliminary financial data, the Company expects total revenue of approximately $80 million for the third quarter of 2012, with revenue of approximately $18 million from the eBioscience business. The Company expects to report cash-on-hand of approximately $39.6 million as of September 30, 2012, after a $3.5 million interest and principal payment on the Company's senior debt.
 The Company believes that total revenue for the third quarter was negatively impacted by a tightening academic funding environment worldwide, primarily affecting its gene expression and eBioscience business units.
"Based on ongoing concerns about global academic funding as well as a weaker Euro, we now believe that total revenue for Affymetrix excluding eBioscience will be flat to slightly down for 2012 relative to the prior year," said Frank Witney, President and CEO. "We continue to believe that the Affymetrix business is stabilizing, with double digit revenue growth for the quarter in our cytogenetics and genotyping product lines as compared to the third quarter 2011. However, our gene expression and eBioscience business segments were weaker than expected in the quarter. Finally, the integration of eBioscience is on track and we have important new product development and commercial programs that are underway."
The Company will provide a more detailed business update and complete financial information when it reports its third quarter results after the close of the market on Wednesday, October 31, 2012. The Company is currently observing a pre-earnings quiet period and will not make further comments about its third quarter results in the interim.
Affymetrix's management team will host a conference call on October 31, 2012 at 2:00 p.m. PT. A live webcast can be accessed by visiting the Investor Relations section of the Company's website at http://www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-4812, international: (201) 689-8345. The passcode to access the conference call is 401334.
About Affymetrix
Affymetrix technologies are used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 26,000 peer-reviewed papers have been published citing the technologies. Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Santa Clara, San Diego, Cleveland, Ohio, Singapore, and Austria. The Company has about 1,180 employees worldwide and maintains sales and distribution operations across Europe, Asia, and Latin America. For more information about Affymetrix, please visit www.affymetrix.com.
Affymetrix has not filed the Form 10-Q for the third quarter of fiscal 2012. As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company is in a position to complete these filings.
All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: Affymetrix's ability to timely and successfully integrate and realize the anticipated strategic benefits and costs savings or other synergies of the acquisition of eBioscience in a cost-effective manner while minimizing the disruption to its business; risks that eBioscience's future performance may not be consistent with its historical performance; risks relating to Affymetrix's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness; risks relating to Affymetrix's ability to successfully develop and commercialize new products, including its ability to successfully develop and commercialize novel molecular solutions based on eBioscience's portfolio of reagents; risks relating to past and future acquisitions, including the ability of Affymetrix to successfully integrate such acquisitions into its existing business; risks of Affymetrix's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; risks relating to Affymetrix's ability to generate cash in the second half of 2012 after interest and principal payments; uncertainties relating to technological approaches; risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix's Annual Report on Form 10-K for the year ended December 31, 2011, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.